SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g)
      of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the Securities Exchange Act of 1934.


                        Commission File Number  001-12208
                                                ---------


                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.
            --------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                               1700 East Golf Road
                           Schaumburg, Illinois 60173
                                 (847) 285-2000
          -------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   11.25% Senior Subordinated Notes, due 2009
                   ------------------------------------------
            (Title of each class of Securities covered by this Form)


                                      None
         --------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     [ ]       Rule 12h-3(b)(1)(ii)     [ ]
          Rule 12g-4(a)(1)(ii)    [ ]       Rule 12h-3(b)(2)(i)      [ ]
          Rule 12g-4(a)(2)(i)     [ ]       Rule 12h-3(b)(2)(ii)     [ ]
          Rule 12g-4(a)(2)(ii)    [ ]       Rule 15d-6               [ ]
          Rule 12h-3(b)(1)(i)     [x]

         Approximate number of holders of record as of the certification or notice date: 17
            ----

        Pursuant to the requirements of the Securities Exchange Act of 1934, Motor Coach Industries International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



         Date:  March  27, 2002            By:  /s/ Timothy J. Nalepka
                                                ----------------------
                                           Name:  Timothy J. Nalepka
                                           Title: General Counsel and Secretary